Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROCORE TECHNOLOGIES, INC.

Procore Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that:

A. The name of the Company is Procore Technologies, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2014, the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2014, the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 2015, the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 17, 2015, the Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 2016, the Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 4, 2018, and the Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 30, 2019.

B. This Seventh Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Sixth Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Procore Technologies, Inc. has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by Craig F. Courtemanche, Jr., a duly authorized officer of the Company, on September 24, 2019.

/s/ Craig F. Courtemanche, Jr.
Craig F. Courtemanche, Jr.
Chief Executive Officer

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROCORE TECHNOLOGIES, INC.

I.

The name of this company is PROCORE TECHNOLOGIES, INC. (the “Company”).

II.

251 Little Falls Drive, City of Wilmington, Delaware, 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 209,890,443, 131,286,342 shares of which shall be Common Stock (the “Common Stock”) and 78,604,101 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

B. Irrespective of any contrary provisions contained in Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted to Common Stock basis).

C. Six Million Six Hundred Fifty-Seven Thousand Eight Hundred Seventy-Three (6,657,873) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”), Eleven Million Three Hundred Twenty-Two Thousand Nine Hundred Four (11,322,904) of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred”), One Million Nine Hundred Forty-Two Thousand Three Hundred Twenty (1,942,320) of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Preferred Stock” (the “Series C Preferred”), Sixteen Million Six Hundred Forty-Five Thousand Six Hundred Forty-One (16,645,641) of the authorized shares of Preferred Stock are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred”), Twelve Million Thirty-Three Thousand Two Hundred Eleven (12,033,211) of the authorized shares of Preferred Stock are hereby designated “Series E Convertible Preferred Stock” (the “Series E Preferred”), Fifteen Million Seven Hundred Four Thousand Seven Hundred Forty-Seven (15,704,747) of the authorized shares of Preferred Stock are hereby designated “Series F Convertible Preferred Stock” (the “Series F Preferred”), Five Million Three Hundred Sixty-Nine Thousand Nine Hundred Ninety-Two (5,369,992) of the authorized shares of Preferred Stock are hereby designated “Series G Convertible Preferred Stock” (the “Series G Preferred”), Two Million Nine Hundred Forty-Three Thousand Eight Hundred Forty-Three (2,943,843) of the authorized shares of Preferred Stock are hereby designated “Series H Convertible Preferred Stock”

(the “Series H Preferred”), Three Million Eight Hundred Seventy Thousand Eight Hundred Twenty-Six (3,870,826) of the authorized shares of Preferred Stock are hereby designated “Series H-1 Convertible Preferred Stock” (the “Series H-1 Preferred” and together with the Series A Preferred, the Series B Preferred and the Series C Preferred, the “Prior Preferred”) and Two Million One Hundred Twelve Thousand Seven Hundred Forty-Four (2,112,744) of the authorized shares of Preferred Stock are hereby designated “Series I Convertible Preferred Stock” (the “Series I Preferred” and together with the Series H Preferred, Series G Preferred, Series F Preferred, Series E Preferred and Series D Preferred, the “Senior Preferred,” and the Senior Preferred together with the Prior Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) In the event dividends are paid or distributions made on any share of Common Stock, whether in cash or property, the Company shall pay an additional dividend or make a distribution on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(b) The provisions of Section 1(a) above shall not apply to (1) a dividend payable solely in Common Stock, (2) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at the lesser of cost or fair market value upon termination of services to the Company, or (3) acquisitions of Common Stock that have been approved in accordance with Section 2(b)(ii) below.

(c) Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be the fair market value of such distribution as determined in good faith by the Board of Directors of the Company (the “Board”).

(d) Subject to any approvals otherwise required by this Seventh Amended and Restated Certificate of Incorporation (this “Restated Certificate”), (i) any repurchases of shares of Common Stock by the Company upon termination of employment or service as a consultant or director, and (ii) any repurchases of shares of Common Stock or Preferred Stock by the Company permitted by Section 2(b)(ii) below, may be made without regard to any preferential dividends arrears amount or any preferential rights amount (as such terms are defined in Section 500(b) of the California General Corporation Law (“CGCL”)).

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock, except that (i) the holders of Series Preferred shall not be entitled to vote their shares of Series Preferred in connection with any election for or removal of directors elected pursuant to the provisions of Section 2(e)(iv) below, and (ii) the holders of Senior Preferred shall not be entitled to vote their shares of Senior Preferred in connection with any election for or removal of directors elected pursuant to the provisions of Section 2(e)(iii) below. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of holders representing at least a majority of the Series Preferred (excluding the Series H-1 Preferred), voting together as a single class, including the affirmative vote or written consent of the Institutional Majority (as defined below), shall be necessary for the Company to effect or validate any of the following actions (whether by amendment, merger, consolidation, or otherwise) or to permit any subsidiary of the Company to effect or validate any of the following actions (whether by amendment, merger, consolidation, or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company having rights, preferences and privileges on a parity with or senior to any series of Series Preferred with respect to dividends, liquidation preference, voting rights, anti-dilution protection or redemption;

(ii) Any redemption or repurchase of shares of Common Stock or Preferred Stock (except for acquisitions of shares of Common Stock by the Company permitted by Section 1(b)(2) and (3) above);

(iii) Any payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than as permitted pursuant to Section 1(b)(1) above);

(iv) Any Asset Transfer or Acquisition (each as defined in Section 4(b) below);

(v) Any voluntary dissolution or liquidation of the Company;

(vi) Any increase or decrease in the authorized number of shares of Preferred Stock or Common Stock;

(vii) Increase the number of shares reserved under any employee stock option plan, employee stock purchase plan, employee restricted stock plan or similar employee stock plan;

(viii) Any amendment, alteration, waiver or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation);

(ix) Any increase or decrease in the authorized number of members of the Board;

(x) Any issuance of equity in any direct or indirect subsidiary of the Company (other than to the Company or one of its wholly-owned direct or indirect subsidiaries);

(xi) Take any action with respect to any direct or indirect subsidiary of the Company, that if taken by the Company, would require approval pursuant to any clause of this Section 2(b);

(xii) Create or authorize the creation of any indebtedness in excess of $15,000,000;

(xiii) Change the composition, vesting or other terms of employment for Craig F. Courtemanche, Jr. or Steven C. Zahm, unless approved by the Board;

(xiv) Extend any loan or advance to any entity that is not wholly owned by the Company;

(xv) Own any stock or other securities of any entity that is not wholly owned by the Company;

(xvi) Extend any loan or advance to any person, including any employee or director, except advances and similar expenditures in the ordinary course of business;

(xvii) Implement or change the Company’s cash investment policy;

(xviii) Enter into any transaction with any director, officer, founder, affiliate or other related party if the amount exceeds $150,000, other than (A) the issuance of ordinary course equity awards pursuant to the Company’s equity incentive plans, (B) ordinary course matters pertaining to employment (but excluding matters related to the compensation of any director or executive officer unless approved by a majority of the directors that are disinterested with respect to such matter), (C) arrangements in the ordinary course providing for indemnification or advancement or reimbursement of expenses, and (D) transactions approved by an authorized committee of the Board; or

(xix) Take any of the foregoing actions with respect to any subsidiary of the Company.

(c) Separate Vote of Series G Preferred. In addition to any other vote or consent required herein or by law, at any time when shares of Series G Preferred are outstanding and provided that Will Griffith continues to serve as a director on the Board, the affirmative vote or written consent of a majority of the Series G Preferred, shall be necessary for the Company to effect or validate any of the following actions (whether by amendment, merger, consolidation, or otherwise) or to permit any subsidiary of the Company to effect or validate any of the following actions (whether by amendment, merger, consolidation, or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company having rights, preferences and privileges senior to the Series G Preferred with respect to dividends, liquidation preference, voting rights, anti-dilution protection or redemption; (ii) any payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than as permitted pursuant to Section 1(b)(1) above); or (iii) enter into any transaction with any director, officer, founder, affiliate or other related party.

(d) Separate Vote of Senior Preferred and Series H-1 Preferred. In addition to any other vote or consent required herein or by law, at any time when shares of Senior Preferred are outstanding, the Company shall not (whether by amendment, merger, consolidation, or otherwise): (i) make changes to the rights, preferences or privileges of any series of Senior Preferred or the Series H-1 Preferred that is materially adverse to the holders of any such series of Senior Preferred or the Series H-1 Preferred in a manner that is disproportionate to other series of Series Preferred (each such series, an “Affected Series”), or (ii) take any of the foregoing actions with respect to any subsidiary of the Company, in each case, without (in addition to any other vote required by law, the Company’s Bylaws or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of such Affected Series, which in the case of the Series I Preferred as an Affected Series, such majority shall include the Lead Series I Investor (as such term is defined in that certain Series I Preferred

Stock Purchase Agreement, dated or on around the date of filing of this Restated Certificate, and as may be amended from time to time (the “Purchase Agreement”)) if applicable. Notwithstanding the foregoing, and subject to any other vote or consent required herein or by law, the creation or issuance of a senior or pari passu security shall not be considered a change to the rights, preferences or privileges of the Senior Preferred or the Series H-1 Preferred that is materially adverse to the Senior Preferred or the Series H-1 Preferred.

“Institutional Majority” shall mean the holders of a majority of either: (i) the then-outstanding shares of Series D Preferred or (ii) the then-outstanding shares of Series E Preferred.

(e) Election of Board of Directors.

(i) For so long as any shares of Series F Preferred remain outstanding, the holders of Series F Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as any shares of Series D Preferred remain outstanding, the holders of Series D Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) For so long as any shares of Prior Preferred remain outstanding, the holders of Prior Preferred (excluding the Series H-1 Preferred), voting together as a single class on an as-if converted to Common Stock basis, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of director, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of director(s), and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director(s).

(vi) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly nominated. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(vii) During such time or times that Section 2115(b) of the CGCL purports to apply to the Company, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3. LIQUIDATION RIGHTS.

(a) Payments to Series Preferred. Subject to Section 3(c) below, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the sum of (i) the applicable Original Issue Price for such series of Series Preferred plus (ii) any declared but unpaid dividends on such share of Series Preferred. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if such amounts had been paid in full.

(b) Remaining Assets. After the payment of the full liquidation preferences of the Series Preferred as set forth in Section 3(a) above, as applicable, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

(c) Deemed Conversion. Notwithstanding Sections 3(a) or (b) above, solely for purposes of determining the amount each holder of shares of a series of Series Preferred is entitled to receive with respect to a Liquidation Event, the Series Preferred shall be treated as if all holders of such series of Series Preferred had converted such holder’s shares of such series of Series Preferred into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of such series of Series Preferred (including taking into account the operation of this paragraph (c) with respect to such series of Series Preferred), holders of such series of Series Preferred would receive, in the aggregate, an amount greater than the amount that would be distributed to holders of such series of Series Preferred if such holders had not converted such series of Series Preferred into shares of Common Stock. If holders of any Series Preferred are treated as if they had converted shares of such series of Series Preferred into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Section 3(a) above that would otherwise be made to holders of such series of Series Preferred.

(d) The “Original Issue Price” shall be: (i) $0.10 per share for the Series A Preferred; (ii) $0.2575 per share for the Series B Preferred; (iii) $0.10 per share for the Series C Preferred; (iv) $0.9625 per share for the Series D Preferred; (v) $2.4931 per share for the Series E Preferred; (vi)

$5.094 per share for the Series F Preferred; (vii) $9.311 per share for the Series G Preferred; (viii) $25.4769 per share for the Series H Preferred; (ix) $26.7508 per share for the Series H-1 Preferred; and (x) $37.8654 per share for the Series I Preferred, each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) An Acquisition or Asset Transfer (each as hereinafter defined) shall be deemed to be a liquidation of the Company (including, without limitation, for the purposes of Section 3 above) (a “Deemed Liquidation”), provided that the waiver of the liquidation preference of any individual series of Series Preferred pursuant to Section 3 shall require the separate affirmative vote or written consent of a majority of such series of Series Preferred, which in the case of the Series I Preferred, such majority shall include the Lead Series I Investor, if applicable, by written notice given to the Company at least five (5) days prior to the effective date of any such Acquisition or Asset Transfer. Subject to the prior sentence, the Company shall not have the power to effect any transaction constituting a Deemed Liquidation unless the definitive documents effecting such Deemed Liquidation provide that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Sections 3 above. The amount deemed paid or distributed to holders of capital stock of the Company upon any Deemed Liquidation shall be determined in accordance with Section 4(c) below.

(b) For the purposes of this Article IV: (i) “Acquisition” shall mean (A) any consolidation, stock exchange or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (C) any Asset Transfer; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes pursuant to a bona fide equity financing in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean (A) a sale, lease or other disposition of all or substantially all of the assets or intellectual property of the Company or the granting of one or more exclusive licenses which individually or in the aggregate cover all or substantially all of the intellectual property of the Company, other than such transfers to wholly owned subsidiaries of the Company; or (B) any transfer of assets by the Company, except in the ordinary course of business, for more than $500,000,000 individually or in the aggregate.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made; provided, however, that any publicly-traded securities to be distributed to stockholders will be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the closing; and

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days prior to the closing.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 4(c)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(d) Notwithstanding anything to the contrary in this Section 4, if the definitive transaction documents for an Acquisition or Asset Transfer provide for a different method of valuation, the method of valuation set forth in such documents shall control.

(e) Allocation of Escrow. In the event of a Deemed Liquidation, if any portion of the consideration payable to the stockholders of the Company is payable to the stockholders of the Company subject to contingencies (the “Additional Consideration”), the definitive acquisition agreement relating thereto (or any other document forming part of the acquisition transaction) shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Section 3 above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation and (ii) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Section 3 above after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 4(e), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation shall be deemed to be Initial Consideration.

5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect for such series of Series Preferred (determined as provided in Section 5(b)) by the number of shares of such series of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of each series of Series Preferred (the “Series Preferred Conversion Rate” for such series) shall be the quotient obtained by dividing the applicable Original Issue Price for such series of Series Preferred by the applicable Series Preferred Conversion Price (as defined below) for such series of Series Preferred, calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for each series of Series Preferred shall initially be the applicable Original Issue Price of such series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared but unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series I Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding shares of Common Stock without a corresponding subdivision of the Series Preferred, the applicable Series Preferred Conversion Price for each series of Series Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, without a corresponding combination of the Series Preferred, the applicable Series Preferred Conversion Price for each series of Series Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution on the Common Stock in additional shares of Common Stock, without a corresponding dividend or other distribution to holders of Series Preferred, each Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series Preferred Conversion Price for each Series Preferred shall be adjusted by multiplying each applicable Series Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of any applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Conversion Price of the Senior Preferred.

(i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then-effective Series Preferred Conversion Price for a series of Senior Preferred or the Series H-1 Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then-existing Series Preferred Conversion Price of such series shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-effective applicable Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

(ii) For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of actually issued and outstanding shares of Common Stock on the day immediately preceding the given date, (B) the number of shares of Common Stock into which the then-outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(iii) No adjustment shall be made to the applicable Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iv) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as follows: (A) to the extent it consists of cash, Aggregate Consideration shall be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, Aggregate Consideration shall be computed at the fair value of that property as determined in good faith by the Board and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, Aggregate Consideration shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(v) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for, or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Rate as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Senior Preferred or the Series H-1 Preferred.

(vi) For the purpose of making any adjustment to the Series Preferred Conversion Price for the Senior Preferred or the Series H-1 Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than (collectively as to all such shares and shares deemed issued, “Excluded Securities”):

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 5(e), 5(f) or 5(g) above;

(C) shares of Common Stock or Convertible Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) issued with the consent of the Board after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to the Company’s 2014 Equity Incentive Plan, as amended, or such other stock purchase or stock option plan or other arrangements that have been approved by the Board and in accordance with Section 2(b)(vii) above;

(D) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(E) shares of Common Stock, Preferred Stock or Convertible Securities issued for consideration other than cash pursuant to a bona fide merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board and the affirmative vote or written consent of the Institutional Majority, or

(F) shares of Common Stock, Preferred Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, debt financing from a bank or similar financial institution, in each case approved by the Board and the affirmative vote or written consent of the Institutional Majority.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vii) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions (a “Subsequent Dilutive Issuance”), and such issuance dates occur within a period of no more than 90 days from the First Dilutive Issuance to the final such Subsequent Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price for the applicable series of Senior Preferred or the Series H-1 Preferred shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Waiver of Anti-dilution Protection. Notwithstanding anything to the contrary, any provision of Section 5(h) and any adjustments made or required to be made to the Series Preferred Conversion Price for the Senior Preferred or the Series H-1 Preferred pursuant hereto may be waived on behalf of each such series of Senior Preferred or the Series H-1 Preferred by the affirmative vote or written consent of a majority of the applicable series of Senior Preferred or, in the case of the Series H-1 Preferred, either (1) a majority of the Series H-1 Preferred or (2) if, in the absence of a waiver on behalf of the Series H Preferred, an adjustment to the Series Preferred Conversion Price of the Series H Preferred would be made, a majority of the Series H Preferred and the Series H-1 Preferred, voting together as a single class.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Series Preferred, if such Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Series Preferred.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date, if any, specified therein (or if no record date is specified, the date upon which such action is to take effect, or in either case, such shorter period approved by the holders of a majority of the then-outstanding shares of Series Preferred, voting together as a single class on an as-if converted to Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Rate for such series of Series Preferred, (A) at any time upon the affirmative vote or written consent of a majority of the Senior Preferred, voting together as a single class on an as-if-converted to Common Stock basis, provided that the automatic conversion of any individual series of Senior Preferred or Series H-1 Preferred shall require the separate affirmative vote or written consent of a majority of such series of Senior Preferred or Series H-1 Preferred, provided further that if the affirmative vote or written consent of the Series H Preferred is obtained, the affirmative vote or written consent of the Series H-1 Preferred shall not be required hereunder or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the pre-money equity valuation of the Company is at least $500,000,000; and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualified Public Offering”). Upon such automatic conversion, all declared but unpaid dividends shall be paid as set forth in Section 5(l)(ii) below.

(ii) Upon the occurrence of either of the events specified in Sections 5(l)(i) (A) or (B) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared but unpaid dividends shall be paid at the election of the majority of the Senior Preferred, voting together as a single class on an as-if converted to Common Stock basis (at the Common Stock’s fair market value, determined in good faith by the Board as of the date of such conversion). All rights with respect to the Series Preferred converted pursuant to this Section 5(l), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of such conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time). Such converted Series Preferred shall be retired and cancelled, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board on the date of such conversion).

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by communication in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6. NO REISSUANCE OF SERIES PREFERRED.

No shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the CGCL. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. Subject to any additional vote required by this Restated Certificate, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class on an as-if-converted to Common Stock basis, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

D. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any statutory provision) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Company.

VII.

In the event that a director of the Company who is also a partner or employee of an entity that is a holder of Series Preferred and that is in the business of investing and reinvesting in other entities (each, a “Fund”) acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Company and such Fund (a “Corporate Opportunity”), then (i) the Company, to the fullest extent permitted by law, renounces any expectancy that such director offer the Company an opportunity to participate in the Corporate Opportunity, (ii) such director shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Company and its stockholders with respect to such Corporate Opportunity, and (iii) the Company, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Company or any of its affiliates, provided, however, that that subsections (i) and (ii) above shall not apply unless such director acts in good faith and consistently with such director’s other fiduciary duties to the Company and its stockholders and such opportunity was not offered to such person expressly and solely in his or her capacity as a director of the Company.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

PROCORE TECHNOLOGIES, INC.

Procore Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Seventh Amended and Restated Certificate of Incorporation filed with the Secretary of State on September 24, 2019 (the “Certificate of Incorporation”).

2.	Article IV, Section A of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 213,661,701, 133,208,944 shares of which shall be Common Stock (the “Common Stock”) and 80,452,757 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

3.	Article IV, Section C of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Six Million Six Hundred Fifty-Seven Thousand Eight Hundred Seventy-Three (6,657,873) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”), Eleven Million Three Hundred Twenty-Two Thousand Nine Hundred Four (11,322,904) of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred”), One Million Nine Hundred Forty-Two Thousand Three Hundred Twenty (1,942,320) of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Preferred Stock” (the “Series C Preferred”), Sixteen Million Six Hundred Forty-Five Thousand Six Hundred Forty-One (16,645,641) of the authorized shares of Preferred Stock are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred”), Twelve Million Thirty-Three Thousand Two Hundred Eleven (12,033,211) of the authorized shares of Preferred Stock are hereby designated “Series E Convertible Preferred Stock” (the “Series E Preferred”), Fifteen Million Seven Hundred Four Thousand Seven Hundred Forty-Seven (15,704,747) of the authorized shares of Preferred Stock are hereby designated “Series F Convertible Preferred Stock” (the “Series F Preferred”), Five Million Three Hundred Sixty-Nine Thousand Nine Hundred Ninety-Two (5,369,992) of the authorized shares of Preferred Stock are hereby designated “Series G Convertible Preferred Stock” (the “Series G Preferred”), Two Million Nine Hundred Forty-Three Thousand Eight Hundred Forty-Three (2,943,843) of the authorized shares of Preferred Stock are hereby designated “Series H Convertible Preferred Stock” (the “Series H Preferred”), Three Million Eight Hundred Seventy Thousand Eight Hundred Twenty-Six (3,870,826) of the authorized shares of Preferred Stock are hereby designated “Series H-1 Convertible Preferred Stock” (the “Series H-1 Preferred” and together with the Series A Preferred, the Series B Preferred and the Series C Preferred, the “Prior Preferred”) and Three Million Nine Hundred Sixty-One

Thousand Four Hundred (3,961,400) of the authorized shares of Preferred Stock are hereby designated “Series I Convertible Preferred Stock” (the “Series I Preferred” and together with the Series H Preferred, Series G Preferred, Series F Preferred, Series E Preferred and Series D Preferred, the “Senior Preferred,” and the Senior Preferred together with the Prior Preferred, the “Series Preferred”).

4.	This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

*            *             *            *            *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Craig F. Courtemanche, Jr., its Chief Executive Officer this 20th day of December, 2019

By:	/s/ Craig F. Courtemanche, Jr.
Craig F. Courtemanche, Jr.
Chief Executive Officer